                                                                    EXHIBIT 12.1

                             PAINE WEBBER GROUP INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (In thousands of dollars)

                                       Nine Months Ended
                                         September 30,                              Years Ended December 31,
                                                          --------------------------------------------------------------------------
                                            1999 *          1998 *          1997 *           1996            1995            1994
                                          ----------      ----------      ----------      ----------      ----------      ----------
Income before taxes                       $  736,488      $  682,763      $  644,075      $  558,999      $  102,677      $   44,385
                                          ----------      ----------      ----------      ----------      ----------      ----------

Fixed charges:

  Interest                                 1,878,698       2,876,712       2,573,582       1,971,788       1,969,811       1,428,653

  Interest factor in rents                    45,762          56,139          53,665          54,537          59,491          51,102
                                          ----------      ----------      ----------      ----------      ----------      ----------

  Total fixed charges                      1,924,460       2,932,851       2,627,247       2,026,325       2,029,302       1,479,755
                                          ----------      ----------      ----------      ----------      ----------      ----------

Income before taxes and
  fixed charges                           $2,660,948      $3,615,614      $3,271,322      $2,585,324      $2,131,979      $1,524,140
                                          ==========      ==========      ==========      ==========      ==========      ==========

Ratio of earnings to fixed charges               1.4             1.2             1.2             1.3             1.1             1.0
                                          ==========      ==========      ==========      ==========      ==========      ==========

For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of income before taxes and fixed charges. "Fixed charges" consist principally of interest expense incurred on securities sold under agreements to repurchase, short-term borrowings, long-term borrowings, preferred trust securities and that portion of rental expense estimated to be representative of the interest factor.


* Income before taxes includes minority interest in wholly owned subsidiary trusts.